UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014

Q THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52062	20-3708500
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Arapeen Drive, Suite 102 Salt Lake City, UT	84108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 582-5400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment to Board of Directors

On September 16, 2014, the Board of Directors (the “Board”) of Q Therapeutics, Inc. (the “Company”) appointed Hunter Jackson, Ph.D. to serve as a member of the Company’s Board of Directors. On September 19, 2014, Dr. Jackson was also appointed to the Governance and Nominating Committee for the Company’s Board of Directors.

Dr. Jackson, age 64, has over thirty years’ experience in the life sciences industry. Since April 2014, he has served as Executive Chairman of Navigen Pharmaceuticals, Inc., a company he led as President and Chief Executive Officer from 2006 until his appointment as Executive Chairman. From 1986 through 2006, Dr. Jackson was Chairman and Chief Executive Officer of NPS Pharmaceuticals, Inc., a company he co-founded to pioneer and deliver therapies that transform the lives of patients with rare diseases. During his tenure at NPS, two products were advanced through clinical research and development: Sensipar® for the treatment of secondary hyperparathyroidism and hypercalcemia, marketed by Amgen, Inc. (U.S. and Europe) and by Kyowa Hakko Kirin (Asia), which exceeded $1 billion in sales in 2013; and Preotact®, for treatment of osteoporosis marketed by Nycomed, Ltd. (Europe) in 2006, then repurchased by NPS in 2013. FDA approval for NPS’ third product, Gattex®, for the treatment of short bowel syndrome, was received 2013, is marketed in the U.S. and is being launched in Europe. Under Dr. Jackson’s leadership, NPS entered into major agreements with Pfizer, FMC, GlaxoSmithKline, Amgen, Kirin, Abbott, AstraZeneca, Allergan, and Nycomed. Additionally, the company raised approximately $900 million dollars through a variety of public and private financings.

Dr. Jackson currently serves on the boards of Neuroadjuvants, Inc. and Fluorinov, Inc. Dr. Jackson was a member of the Governing Authority of the Utah Science, Technology, and Research Economic Development Initiative (USTAR) from 2006-2012 and received the 1998 Ernst & Young Utah Entrepreneur of the Year Award and the 2002 Utah Governor’s Medal for Science and Technology. Dr. Jackson has a Bachelor of Arts in American Literature from the University of Illinois, a Ph.D. in Psychobiology from Yale University, and completed postdoctoral work in the Neurosurgery Department at the University of Virginia Medical Center.

In connection with his appointment to the Boards of Directors and consistent with the compensation received by other outside director members of the Boards of Directors, Dr. Jackson will receive a prorated stock option grant in accordance with the terms of the 2011 Equity Incentive Compensation Plan.

There are no arrangements or understandings between Dr. Jackson and any other persons pursuant to which Dr. Jackson was selected as a Director of the Company. There are no family relationships between Dr. Jackson and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On September 23, 2014, the Company issued a press release announcing the appointment of Dr. Jackson as a new independent member of the Board of Directors and member of the newly formed Governance and Nominating Committee. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this report.

Exhibit No.	Description

99.1	News Release of the Company, dated September 23, 2014 and titled “Q Therapeutics Expands Board of Directors with Appointment of Dr. Hunter Jackson as Independent Member”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2014	Q THERAPEUTICS, INC.

	By:	/S/ STEVEN J. BORST
Steven J. Borst,
Vice President and Chief Financial Officer